Exhibit 8.1

1. Spacenet Inc.
2. StarBand Communications Inc.
3. Gilat Satellite Networks (Holland) B.V.
4. Gilat Colombia S.A. E.S.P
5. Gilat to Home Peru S.A
6. Gilat do Brazil Ltda
7. Gilat Satellite Networks (Mexico) S.A. de C.V.	Delaware Delaware Netherlands Colombia Peru Brazil Mexico